[JOURNAL REGISTER COMPANY LOGO]

NEWS RELEASE
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                                                                 August 13, 2004

JOURNAL REGISTER COMPANY COMPLETES ACQUISITION OF 21ST CENTURY NEWSPAPERS

TRENTON, NJ - Journal Register Company (NYSE: JRC) announced today that it has completed the acquisition of 21st Century Newspapers, Inc., a privately-held operator of one of the largest newspaper clusters in the United States.

"We are very happy to complete this acquisition and welcome the award-winning 21st Century publications and their talented personnel into the Journal Register Company family," said Robert M. Jelenic, Chairman, President and Chief Executive Officer of Journal Register Company. "This acquisition represents a very exciting opportunity that fits our strategy precisely, with tightly clustered publications that focus on local news and local sports and serve affluent community and suburban markets. We are confident that we will build on the success of these fine publications and drive additional top-line growth and cost savings."

The acquisition includes four daily newspapers with combined average daily net paid circulation of approximately 137,500 and combined average Sunday net paid circulation of approximately 176,000. The daily newspapers owned by 21st Century include The Daily Oakland Press (67,750 daily circulation and 81,500 Sunday circulation), The Macomb Daily (45,500 daily circulation and 67,000 Sunday circulation), The Daily Tribune in Royal Oak (13,000 daily circulation and 15,000 Sunday circulation), and The Morning Sun in Mount Pleasant (11,000 daily circulation and 13,000 Sunday circulation). The acquisition also includes 87 non-daily publications with approximately 1.5 million non-daily distribution.

The purchase price for the acquisition was $415 million and was financed with the proceeds of new senior credit facilities.

The transaction, which was announced in July, is expected to be accretive to earnings by approximately $0.02 to $0.03 per diluted share and accretive to free cash flow by approximately




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JOURNAL REGISTER COMPANY COMPLETES ACQUISITION OF 21ST CENTURY NEWSPAPERS
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$0.20 per diluted share, in fiscal year 2005, with free cash flow reflecting the utilization of certain net operating loss carryforwards.

The 21st Century newspaper cluster becomes the Company's second largest cluster based on revenues, after the Company's Greater Philadelphia cluster. The Daily Oakland Press and The Macomb Daily become the Company's second and third largest newspapers, respectively, with the New Haven Register remaining the Company's flagship and largest newspaper.

The acquisition increases Journal Register Company's holdings to 27 daily newspapers, with combined daily circulation of approximately 650,000 and Sunday circulation of approximately 675,000, and 327 non-daily publications, with combined non-daily distribution of over 5 million.

Thomas E. Rice, Journal Register Company's Senior Vice President, Operations, will be responsible for the operations of the Company's Michigan cluster.

Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 327 non-daily publications. Journal Register Company currently operates 189 individual Web sites, which are affiliated with the Company's daily newspapers and non-daily publications, and can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE INCLUDE, BUT ARE NOT LIMITED TO, THE SUCCESS OF THE COMPANY'S ACQUISITION STRATEGY, INCLUDING THE ACQUISITION OF 21ST CENTURY, DISPOSITIONS, THE ABILITY OF THE COMPANY TO ACHIEVE COST REDUCTIONS AND INTEGRATE ACQUISITIONS, INCLUDING THE ACQUISITION OF 21ST CENTURY, COMPETITIVE PRESSURES, GENERAL OR REGIONAL ECONOMIC CONDITIONS AND ADVERTISING TRENDS, THE UNAVAILABILITY OR A MATERIAL INCREASE IN THE PRICE OF NEWSPRINT AND INCREASES IN INTEREST RATES. THESE AND ADDITIONAL RISK FACTORS ARE OUTLINED IN THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

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For more information:  Journal Register Company    Jean B. Clifton
                       State Street Square o       Executive Vice President and
                       50 West State Street        Chief Financial Officer
                       Trenton, NJ 08608-1298      Tel: (609) 396-2200
                       Fax: (609) 396-2292